Exhibit 10.35

RESTRICTED SHARE GRANT NOTICE

F-STAR THERAPEUTICS, INC. 2019 EQUITY INCENTIVE PLAN

[:NON-EMPLOYEE SUB-PLAN]4

Capitalized terms not specifically defined in this Restricted Share Grant Notice (the “Grant Notice”) have the meanings given to them in the 2019 Equity Incentive Plan [Non-Employee Sub-Plan]5 (as amended from time to time, the “Plan”) of F-star Therapeutics, Inc., a Delaware corporation (the “Company”).

The Company has granted to the participant listed below (“Participant”) the Restricted Shares (the “Restricted Shares”) described in this Grant Notice (the “Award”), subject to the terms and conditions of the Plan and the Restricted Share Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:

Grant	Date:

Number	of Restricted Shares:

Vesting	Commencement Date:

Vesting	Schedule:

Mandatory Sale to Cover Withholding Taxes:

[As a condition to acceptance of this award, to the fullest extent permitted under the Plan and Applicable Laws, withholding taxes and other tax related items will be satisfied through the sale of a number of the shares subject to the Award as determined in accordance with Section 3.3 of the Agreement and the remittance of the cash proceeds to the Company. Under the Agreement, the Company is authorized and directed by the Participant to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the taxes required to be withheld. The mandatory sale of shares to cover withholding taxes and tax related items is imposed by the Company on the Participant in connection with the receipt of this Award, and it is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and interpreted to meet the requirements of Rule 10b5-1(c).] [6]

[4]	For Consultants and Directors who are not Employees

[5]	For Consultants and Directors who are not Employees

[6]	Note to draft: To be considered further if Restricted Share Awards are to be granted.

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan, the Agreement and any Group Company policy that may be applicable to the Participant and the Award from time to time (the “Policies”) [including but not limited to the [Company’s claw-back policy/ share retention policy / remuneration policy]]7. Participant has reviewed the Plan, this Grant Notice, the Agreement and the Policies in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice, the Agreement and the Policies. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

F-STAR THERAPEUTICS, INC.		PARTICIPANT

By:

	Name	[Participant Name]

Title

[7]	Delete as applicable.

Exhibit A

RESTRICTED SHARE AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

1.	GENERAL

1.1	Issuance of Restricted Shares.

In consideration for payment of at least the nominal value, the Company will issue the Restricted Shares to the Participant effective as of the grant date set forth in the Grant Notice and will cause (a) a certificate or certificates representing the Restricted Shares to be registered in Participant’s name or (b) the Restricted Shares to be held in book-entry form. If a certificate representing the Restricted Shares is issued, the certificate will be delivered to, and held in accordance with this Agreement by, the Company or its authorized representatives and will bear the restrictive legends required by this Agreement. If the Restricted Shares are held in book-entry form, then the book-entry will indicate that the Restricted Shares are subject to the restrictions of this Agreement.

1.2	Incorporation of Terms of Plan.

The Restricted Shares are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

2.	VESTING, FORFEITURE AND ESCROW

2.1	Vesting.

The Restricted Shares will become vested Shares (the “Vested Shares”) according to the vesting schedule in the Grant Notice except that any fraction of a Share that would otherwise become a Vested Share will be accumulated and will become a Vested Share only when a whole Vested Share has accumulated.

2.2	Forfeiture.

In the event of Participant’s Termination of Service for any reason, Participant will immediately and automatically forfeit to the Company any Shares that are not Vested Shares (the “Unvested Shares”) at the time of Participant’s Termination of Service, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company. Upon forfeiture of Unvested Shares, the Company will become the legal and beneficial owner of the Unvested Shares and all related interests and Participant will have no further rights with respect to the Unvested Shares.

2.3	Escrow.

(a)

Unvested Shares will be held by the Company or its authorized representatives until (i) they are forfeited, (ii) they become Vested Shares or (iii) this Agreement is no longer in effect. By accepting this Award, Participant appoints the Company and its authorized representatives as Participant’s attorney(s)-in-fact to take all actions necessary to effect any transfer of forfeited Unvested Shares (and Retained Distributions (as defined below), if any, paid on such forfeited Unvested Shares) to the Company as may be required pursuant to the Plan or this Agreement and to execute such representations or other documents or assurances as the Company or such representatives deem necessary or advisable in connection with any such transfer. The Company, or its authorized representative, will not be liable for any good faith act or omission with respect to the holding in escrow or transfer of the Restricted Shares.

(b)

All cash dividends and other distributions made or declared with respect to Unvested Shares (“Retained Distributions”) will be held by the Company until the time (if ever) when the Unvested Shares to which such Retained Distributions relate become Vested Shares. The Company will establish a separate Retained Distribution bookkeeping account (“Retained Distribution Account”) for each Unvested Share with respect to which Retained Distributions have been made or declared in cash and credit the Retained Distribution Account (without interest) on the date of payment with the amount of such cash made or declared with respect to the Unvested Share. Retained Distributions (including any Retained Distribution Account balance) will immediately and automatically be forfeited upon forfeiture of the Unvested Share with respect to which the Retained Distributions were paid or declared.

(c)

As soon as reasonably practicable following the date on which an Unvested Share becomes a Vested Share, the Company will (i) cause the certificate (or a new certificate without the legend required by this Agreement, if Participant so requests) representing the Share to be delivered to Participant or, if the Share is held in book-entry form, cause the notations indicating the Share is subject to the restrictions of this Agreement to be removed and (ii) pay to Participant the Retained Distributions relating to the Share.

2.4	Rights as Shareholder.

Except as otherwise provided in this Agreement or the Plan, upon issuance of the Restricted Shares by the Company, Participant will have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive dividends or other distributions paid or made with respect to the Restricted Shares.

3.	TAXATION AND TAX WITHHOLDING

3.1	Representation.

Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of the Restricted Shares and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2	Section 83(b) Election.

If Participant makes an election under Section 83(b) of the Code with respect to the Restricted Shares, Participant will deliver a copy of the election to the Company promptly after filing the election with the Internal Revenue Service.

3.3	Tax Withholding.

(a)

On each vesting date, and on or before the Restricted Shares vest, and at any other time as reasonably requested by the Company in accordance with applicable tax laws (including, without limitation, in connection with the payment of any Retained Distributions), Participant hereby authorizes any required withholding from the shares issuable to Participant and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any parent or subsidiary that arise in connection with Participant’s Restricted Shares (the “Withholding Taxes”). Specifically, pursuant to Section 3.3(b), Participant has agreed to a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby Participant has irrevocably agreed to sell a portion of the shares in connection with Participant’s Restricted Shares to satisfy the Withholding Taxes and whereby the FINRA Dealer committed to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its parents or subsidiaries. If, for any reason, such “same day sale” commitment pursuant to Section 3.3(b) does not result in sufficient proceeds to satisfy the Withholding Taxes or would be prohibited by Applicable Laws at the applicable time, Participant hereby authorizes the Company and/or the relevant parent or subsidiary, or their respective agents, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following: (i) withholding from any compensation otherwise payable to Participant by the Company or any parent or subsidiary; (ii) causing Participant to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company); or (iii) withholding shares from the shares issued or otherwise issuable to Participant in connection with Participant’s Restricted Shares with a fair market value (measured as of the date shares are issued to Participant) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and, if applicable, foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and, provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the prior approval of the Company’s Remuneration Committee.

(b)	Participant hereby acknowledges and agrees to the following:

(i)	Participant hereby appoints such FINRA Dealer appointed by the Company for purposes of this Section 3.3(b) as Participant’s agent (the “Agent”), and authorize the Agent:

(A)

To sell on the open market at the then prevailing market price(s), on Participant’s behalf, as soon as practicable on or after each date on which the shares underlying Participant’s Restricted Shares vest, the number (rounded up to the next whole number) of the shares to be delivered to Participant in connection with the vesting of those shares sufficient to generate proceeds to cover (A) the Withholding Taxes that Participant is required to pay pursuant to the Plan and this Agreement as a result of the shares vesting (or being issued, as applicable) and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

(B)	To remit any remaining funds to Participant.

(ii)	Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares that must be sold pursuant to this Section 3.3(b).

(iii)

Participant understands that the Agent may effect sales as provided in this Section 3.3(b) in one or more sales and that the average price for executions resulting from bunched orders will be assigned to Participant’s account. In addition, Participant acknowledges that it may not be possible to sell shares underlying Participant’s Restricted Shares as provided by in this Section 3.3(b) due to (A) a legal or contractual restriction applicable to Participant or the Agent, (B) a market disruption, or (C) rules governing order execution priority on the national exchange where the shares may be traded. In the event of the Agent’s inability to sell shares underlying Participant’s Restricted Shares, Participant will continue to be responsible for the timely payment to the Company of all Withholding Taxes and any other federal, state, local and foreign taxes that are required by Applicable Laws and regulations to be withheld, including but not limited to those amounts specified in this Section 3.3(b).

(iv)

Participant acknowledges that regardless of any other term or condition of this Section 3.3(b), the Agent will not be liable to Participant for (A) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v)

Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 3.3(b). The Agent is a third-party beneficiary of this Section 3.3(b).

(vi)

Participant hereby agrees that if Participant has signed the Grant Notice at a time that Participant is in possession of material non-public information, unless Participant informs the Company in writing within five business days following the date Participant ceases to be in possession of material non-public information that Participant is not in agreement with the provisions of this Section 3.3(b), Participant not providing such written determination shall be a determination and agreement that Participant has agreed to the provisions set forth in this Section 3.3(b) on such date as Participant has ceased to be in possession of material non-public information.

(i)	This Section 3.3(b) shall terminate not later than the date on which all withholding taxes arising in connection with the vesting of Participant’s Restricted Shares have been satisfied.

(c)

Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Restricted Shares, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Restricted Shares. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the Restricted Shares or the subsequent sale of the Restricted Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure this Award to reduce or eliminate Participant’s tax liability.

4.	RESTRICTIVE LEGENDS AND TRANSFERABILITY

4.1	Legends.

Any certificate representing a Restricted Share will bear the following legend until the Restricted Share becomes a Vested Share:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED SHARE AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

4.2	Transferability.

The Restricted Shares and any Retained Distributions are subject to the restrictions on transfer in the Plan and may not be sold, assigned or transferred in any manner unless and until they become Vested Shares. Any attempted transfer or disposition of Unvested Shares or related Retained Distributions prior to the time the Unvested Shares become Vested Shares will be null and void. The Company will not be required to (a) transfer on its books any Restricted Share that has been sold or otherwise transferred in violation of this Agreement or (b) treat as owner of such Restricted Share or accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Share has been so transferred. The Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, or make appropriate notations to the same effect in its records.

5.	OTHER PROVISIONS

5.1	Adjustments.

Participant acknowledges that the Restricted Shares are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

5.2	Notices.

Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

5.3	Titles.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.4	Conformity to Applicable Laws.

Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws, and the Restricted Shares shall be subject to immediate forfetiure if the Administrator determines in its reasonable discretion that such conformity is not possible or practicable.

5.5	Successors and Assigns.

The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.6	Limitations Applicable to Section 16 Persons.

Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Restricted Shares will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

5.7	Entire Agreement.

The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

5.8	Agreement Severable.

In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

5.9	Limitation on Participant’s Rights.

Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Award.

5.10	Not a Contract of Employment.

Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

5.11	Counterparts.

The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.